Exhibit 10.18

PH HOLDING LLC
2011 WOODSIDE SHARE UNIT PLAN

ARTICLE I

ESTABLISHMENT, PURPOSE AND TERM

1.1                               Establishment.  The PH Holding LLC 2011 Woodside Share Unit Plan (“Plan”) is hereby established by PH Holding LLC (“Company”), effective as of the Effective Date.

1.2                               Purposes.  The purposes of the Plan are to foster and promote the long-term financial success of the Company by motivating performance through incentive compensation.  The Plan also is intended to attract and retain talent, and enable Participants to participate in the long-term growth and financial success of the Company.

1.3                               Term.  The term of the Plan shall extend from the Effective Date until the tenth anniversary thereof.  No additional Awards shall be made after the expiration of the term, but outstanding awards shall be administered in accordance with the provisions thereof.  The Plan shall continue in effect until all matters relating to the settlement of Awards and administration of the Plan have been completed.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms are defined as set forth below:

2.1                               “Affiliate” means any individual, corporation, partnership, association, limited liability company, trust, unincorporated association or other entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code.

2.2                               “Award Agreement” means any agreement entered into pursuant to the Plan by which an Award is granted to a Participant.

2.3                               “Award” means any Performance Share Unit Award granted to a Participant under the Plan.  Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Award Agreement containing such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.  Performance Share Unit Awards may be subject to Performance Goals which shall be established by the Committee.

2.4                               “Beneficiary” means any person or other entity which has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the compensation specified under the Plan to the extent permitted.  If there is no designated beneficiary, then the term means any person or other entity entitled by will or the laws of descent and distribution to receive such compensation.

2.5                               “Board of Directors” or “Board” means the Board of Directors of the Company.

2.6                               “Cause” means, unless otherwise specifically provided in an Award Agreement:

(a)                                 a Participant’s willful failure or willful refusal to perform any material portion or aspect of his duties under any agreement entered into between the Participant and the Company or an Affiliate;

(b)                                 a Participant’s willful failure or willful refusal to follow directions of the Board of Directors or any other act of material, willful insubordination on the part of the Participant;

(c)                                  the engaging by a Participant in willful misconduct which is materially and demonstrably injurious to the Company or an Affiliate;

(d)                                 the commission by a Participant of an act of fraud or embezzlement;

(e)                                  any conviction of, or plea of guilty or nolo contendere to, a Participant with respect to a felony (other than a traffic violation involving no injury to another); or

(f)                                   any act of fraud or dishonesty committed by a Participant which is materially detrimental to the business or reputation of the Company or an Affiliate.

2.7                               “Change in Control” means (i) if there is an employment agreement or at-will offer letter between the Participant and the Company or any of its Affiliates in effect, “Change in Control” shall have the same definition as the definition of “Change in Control” contained in such employment agreement or at-will offer letter; or (ii) if “Change in Control” is not defined in such employment agreement or at-will offer letter or if there is no employment agreement or at- will offer letter between the Participant and the Company or any of its Affiliates in effect, “Change in Control” of the Company shall be deemed to have occurred upon any of the following events:

(a)                                 The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of greater than 50% of either (i) the then-outstanding Membership Units, including any Units issued in addition to the original 9,500,000 Class A and Class B Units(the “Outstanding Company Units”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (iv) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.7; or

(b)                                 Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)                                  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Membership Units and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or other applicable equity interest) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Membership Units and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or other applicable equity interest) of the corporation (or other entity) resulting from such Business Combination, or the combined voting power of the then- outstanding voting securities of such corporation (or other entity) except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

2.8                               “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.9                               “Committee” means the Compensation Committee of the Board unless otherwise determined by the Board.  If no committee shall be appointed, the Board shall be the Committee.

2.10                        Company” means PH Holding LLC, a Delaware limited liability company.  Wherever the context of the Plan so admits or requires, “Company” also means “Affiliate.”

2.11                        “Disability” means and shall be deemed to have occurred if, despite any reasonable accommodation required by law, (i) a Participant has been determined under the Company’s or an Affiliate’s long-term disability plan to be eligible for long-term disability benefits or (ii) in the absence of a Participant’s participation in, application for benefits under, or existence of such a plan, a Participant’s inability to perform the essential functions of his or her position because of an illness or injury for (X) a period of 180 consecutive days or (Y) an aggregate of 180 days within any period of 12 consecutive months.

2.12                        “Effective Date” means January 1, 2011.

2.13                        “Fair Market Value” means the amount determined by dividing the book value of the Company as of a stated determination date by the total Membership Units of the Company of 9.5 million (9,500,000).  The “book value” of the Company for this purpose shall be determined at the end of the last preceding quarter as stockholder’s equity less any convertible or preferred stock or other equity, as determined in good faith by the Committee in its sole discretion using generally accepted accounting principles; provided, however, that in determining the Fair Market Value of a Unit upon a Change of Control, the Committee may use such measure of the “book value” of the Company as it shall determine in its sole discretion and in good faith to be appropriate to reflect the total value of the Company in connection with such Change of Control event.  In addition, for purposes of a Change of Control, if the Company is acquired as the result of a multiple of book value (i.e., 3x book value) said multiple shall be proformed in determining the Fair Market Value of a Unit.  Book value would also be increased for any cash dividends paid, not associated with income tax distributions.

2.14                        “Grant Date” means the date as of which an Award is granted pursuant to the Plan.

2.15                        “Grant Price” means the price stated as the “Grant Price” in an Award Agreement, and which shall be equal to the Fair Market Value of a Unit as of the Grant Date.

2.16                        “Membership Units” means the Class A and Class B membership units of the Company in the amount of 9,500,000 units, as such units may be classified, reclassified, converted or exchanged by reorganization, merger, conversion or otherwise, and shall not include the Class C membership units.

2.17                        “Participant” means a person who satisfies the eligibility conditions of Article V and to whom an Award has been granted by the Committee under the Plan.

2.18                        “Performance Goals” mean the level of performance established by the Committee as the Performance Goal with respect to a Performance Measure.  Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

2.19                        “Performance Measure” means any performance measure selected by the Committee using such criteria as it shall determine, for purpose of Awards of Performance Share Units.  Any such performance criterion or combination of such criteria may apply to a Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.  Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant.

2.20                        “Performance Period” means the time period during which a Performance Share Unit Award shall be earned, as designated in the Award Agreement prescribed by the Committee.  Unless otherwise stated in an Award Agreement, the Performance Period shall be at least three (3) full calendar years beginning on the Grant Date.

2.21                        “Performance Share Unit” (or “PSU”) means a right granted pursuant to the terms and conditions established by the Committee and which is described in Section 6.1. Each Performance Share Unit shall equal one of the Membership Units of the original 9.5 million Membership Units of the Company, provided that the value of each Performance Share Unit shall be determined by Article IV of the Plan and the Award Agreement.

2.22                        “Performance Share Unit Award” means an Award consisting of Performance Share Units described in Article VI that may be dependent upon the achievement of Performance Goals.

2.23                        “Plan” means the PH Holding LLC 2011 Woodside Share Unit Plan, as herein set forth and as may be amended from time to time.

2.24                        “Termination of Employment” means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be employee of the Company or of any Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of a business owned or operated by the Company or its Affiliates.  With respect to any non-employee member of the Board, Termination of Employment means the termination of a Participant’s status as a non-employee director of the Board.  With respect to any other person who is not an employee with respect to the Company or an Affiliate, the Award Agreement shall establish what act or event shall constitute a Termination of Employment for purposes of the Plan.  A Termination of Employment shall occur with respect to an employee who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate.

2.25                        “Units” means whole units of the Company used for purposes of determining the amount owed to a Participant pursuant to the Plan.

2.26                        “Vested”, unless otherwise specifically provided in an Award Agreement or determined by the Committee and/or subject to Section 6.3 , shall mean the Participant vests one- third (1/3) for each completed year of service from Grant Date.

2.27                        “Vesting Date” means the date or dates as of which a Performance Share Unit Award or portion thereof vests in accordance with this Plan or an Award Agreement.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

ARTICLE III

ADMINISTRATION

3.1                               Committee Structure.  The Plan shall be administered by the Committee.  A majority of the Committee shall constitute a quorum at any meeting thereof (including telephone conference) and the acts of a majority of the members present, or acts approved in writing by the entire Committee without a meeting, shall be the acts of the Committee for purposes of this Plan.  Any member of the Committee may resign upon notice to the Board.  The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member.  The Committee may not change the timing and form of payment of any distribution as provided under the Plan without Board approval.

3.2                               Committee Actions.  The Committee may authorize any one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee.  The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines, provided that the Committee shall not delegate the authority to grant Awards.  A member of the Committee shall be recused from Committee action regarding an Award granted or to be granted to such member.

3.3                               Committee Authority.  Subject to applicable law and other terms of the Plan, the Committee shall have the authority:

(a)                                 to select those persons to whom Awards may be granted from time to time;

(b)                                 to determine whether and to what extent Awards are to be granted hereunder;

(c)                                  to determine the number of Performance Share Units to be covered by each Award granted hereunder;

(d)                                 to determine the terms and conditions of any Award granted hereunder (including any provisions deemed necessary or appropriate by the Committee in good faith for an Award to avoid being subject to taxation under Code Section 409A(a)(1));

(e)                                  to adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations contained elsewhere herein, including but not limited to Section 8.1, provided that no change may be made to the form and timing of payment once an Award has been made;

(f)                                   to determine to what extent and under what circumstances Performance Share Units and other amounts payable with respect to an Award shall be deferred, subject to compliance in good faith with the requirements of the Plan and the Code, provided that no change may be made to the form and timing of payment once an Award has been made;

(g)                                  to provide for the forms of Award Agreement to be utilized in connection with this Plan;

(h)                                 to determine what legal requirements are applicable to the Plan and Awards, and to require of a Participant that appropriate action be taken with respect to such requirements;

(i)                                     to cancel, with the consent of the Participant or as otherwise provided in the Plan or an Award Agreement, outstanding Awards;

(j)                                    to determine whether and with what effect an individual has incurred a Termination of Employment;

(k)                                 to determine the restrictions or limitations on the Award;

(l)                                     to determine whether an Award is to be adjusted, modified or purchased, or is to become fully or partially exercisable, under the Plan or the terms of an Award Agreement;

(m)                             to determine the permissible methods of Award payment within the terms and conditions of the Plan and the particular Award Agreement;

(n)                                 to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of this Plan;

(o)                                 to appoint and compensate agents, counsel, auditors or other specialists to aid

(p)                                 it in the discharge of its duties; and

(q)                                 to make all other determinations which may be necessary or advisable for the administration of the Plan.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement) and to otherwise supervise the administration of the Plan.  The Committee’s policies and procedures may differ with respect to Awards granted at different times and may differ with respect to a Participant from time to time, or with respect to different Participants at the same or different times.

3.4                               Committee Determinations and Decisions.  Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion.  All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.  Any determination shall not be subject to de novo review if challenged in court.  Neither the Committee (including any member thereof) nor the Company shall have any liability to any Participant for any matter it determined in good faith as being in compliance with this Plan and the Code even if such determination was later proved incorrect.

3.5                               Board Authority.  All duties, responsibilities and authority granted to the Committee pursuant to the Plan shall also extend to the Board, unless specifically delegated to the Committee, and all references to the “Committee” in this Plan shall be deemed to also include the Board.

ARTICLE IV

PERFORMANCE SHARE UNITS SUBJECT TO PLAN

4.1                               Number of Performance Share Units.  Subject to the adjustment under Section 4.4, the total number of Performance Share Units reserved and available for distribution pursuant to Awards under the Plan shall be equal to ten percent (10%) of the total Membership Units of the Company of 9.5 million (9,500,000) , subject to Section 4.4.

4.2                               Release of Performance Share Units.  Subject to Section 4.1, the Committee shall have full authority to determine the number of Performance Share Units available for Awards.  In its discretion the Committee may include (without limitation), as available for distribution, Performance Share Units subject to any Award that have been previously forfeited.

4.3                               Participant Rights.  No person shall have any rights as a holder of common stock or voting security of the Company on account of any Award granted under this Plan.

4.4                               Effect of Certain Changes.  In the event of any recapitalization or other change in the capital structure of the Company, reorganization, a partial or complete liquidation, or any other transaction or event involving the Company and having an effect similar to any of the foregoing, then the Committee shall make appropriate adjustments or substitutions relating, as applicable, to the number of Performance Share Units available for Awards under the Plan, the number of Performance Share Units covered by outstanding Awards, and any other characteristics or terms of the Awards as the Committee may deem necessary or appropriate to reflect equitably the effects of such changes to the Participants.

4.5                               Value of Performance Share Units.  Unless expressly provided otherwise in an Award Agreement, the total amount to be paid to the Participant for each vested Performance Share Unit shall be equal to:

(A)                               The Fair Market Value of one of the Membership Units of the Company as of the end of the last quarter preceding the event under Article VI or VII of the Plan causing an amount to be payable (including but not limited to an involuntary termination without cause, a Change in Control, or a First Distribution), less

(B)                               The Grant Price of the Performance Share Unit as set forth in the Award Agreement.

4.6                               CEO Performance Share Units.  Pursuant to the letter agreement between the Company and Joel Shine, dated January 1, 2010, Mr. Shine is intended to receive an equity interest equal to 142,500 Units in the Company (the “Shine Incentive”).  The Plan is intended to fulfill the requirements of the Shine Incentive by granting certain Performance Share Units to Mr. Shine pursuant to separate Award Agreement (the “Shine Incentive PSUs”).  The value of the Shine Incentive PSUs shall be defined by the Award Agreement and not by Section 4.5 of the Plan.

ARTICLE V

ELIGIBILITY

5.1                               Eligibility.  Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are lawful employees of, or consultants or advisors to, the Company or any Affiliates, or non-employee members of the Board of Directors.  Of those persons described in the preceding sentence, the Committee may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto.  In making any such selection and in determining the form of the Award, the Committee shall give consideration to such factors deemed appropriate by the Committee.

ARTICLE VI

PERFORMANCE SHARE UNIT AWARDS

6.1                               General.  The Committee shall have authority to grant Performance Share Unit Awards under the Plan at any time or from time to time.  A Performance Share Unit consists of the right to receive cash, as provided in the particular Award Agreement, upon achievement of certain Performance Goals, if any, and may be awarded either alone or in addition to other Awards granted under the Plan.  Performance Share Units shall be denominated in units of value.  Subject to the terms of the Plan, the Committee shall have complete discretion to determine the number of Performance Share Units, if any, granted to a Participant.  Each Performance Share Unit Award shall be evidenced by, and be subject to the terms of, an Award Agreement which will become effective upon execution by the Participant.

6.2                               Earning Performance Share Unit Awards.  After the applicable Performance Period shall have ended, the Committee shall determine the extent to which the established Performance Goals, if any, have been achieved.

6.3                               Termination of Employment.  Unless otherwise specifically provided in an Award Agreement or determined by the Committee, if a Participant’s employment or service is voluntarily terminated by the Participant (other than through death or Disability or hardship, see Section 6.3 (a) below), or is terminated by the Company (other than termination due to a Change in Control of the Company as described in Section 6.3(b), without Cause as described in Section 6.3(c), or for Cause as described in Section 6.3(d)), then any Performance Share Unit Awards previously granted to the Participant under the Plan which remains unvested shall automatically lapse and be forfeited at the close of business on the date of such Participant’s Termination of Employment.

(a)                                 Termination of Employment Due to Death or Disability or Hardship.  In the event of a Termination of Employment due to death or to Disability or hardship (“Hardship”, as determined by a majority vote of the Committee in its sole discretion) or Change of Control, during a Performance Period, the Participant shall receive a pro rata share of the Performance Share Unit Awards relating to such Performance Period based upon the period of time he or she is employed by the Company in the Performance Period, with vesting continuing through the end of the current year.

(b)                                 Change of Control.  A Termination of Employment due to a Change of Control of the Company shall be governed by Article VII.

(c)                                  Involuntary Termination without Cause.  If a Participant’s Termination of Employment is voluntarily terminated by the Company without Cause:  (i) that portion of any Performance Share Unit Awards that has not Vested on or prior to such date of termination shall automatically lapse and be forfeited at the close of business on the date of such Participant’s Termination of Employment , and (ii) all Vested Performance Share Unit Awards previously granted to the Participant under the Plan shall be payable at the Fair Market Value as of the end of the last quarter preceding the date of the Participant’s Termination of Employment.

(d)                                 Termination for Cause.  If a Participant’s Termination of Employment is voluntarily terminated by the Company for Cause:  (i) that portion of any Performance Share Unit Awards that has not Vested on or prior to such date of termination shall automatically lapse and be forfeited at the close of business on the date of such Participant’s Termination of Employment, and (ii) any Vested Performance Share Unit Awards previously granted to the Participant under the Plan shall automatically lapse and be forfeited at the close of business on the date of such Participant’s Termination of Employment.

(e)                                  Distribution of Vested Performance Share Unit Awards.  The distribution of the Fair Market Value of the Vested Performance Share Units shall be made pursuant to the following schedule, provided that all of the Participant’s PSUs are fully Vested and earned under an Award Agreement, and subject to terms of the Plan and the applicable Award Agreement:

(i)                                     fifty percent (50%) of the Fair Market Value (as of the end of the most recent quarter preceding the Vesting Date) of the fully Vested PSUs shall be distributed within ninety (90) days after all of the PSUs under an Award Agreement have reached the Vesting Date (the “First Distribution”).  The First Distribution shall reduce the number of the Participant’s Vested PSUs by the number of PSUs necessary to satisfy the Participant’s First Distribution.  The Shine Incentive PSUs shall not be eligible for a First Distribution.

(ii)                                  a Participant’s remaining Vested PSUs shall be distributed within ninety (90) days after an event described in Article VI or Article VII of the Plan that permits such distribution (the “Second Distribution”).  The Fair Market Value of the Vested PSUs for the Second Distribution shall be determined as of the end of the last quarter preceding the event under Article VI or VII of the Plan causing an amount to be payable or as otherwise required by the Plan.  The Shine Incentive PSUs shall be paid pursuant to Article VI and VII, and as further described in the applicable Award Agreement.

6.4                               Non-transferability.  Performance Share Unit Awards may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or otherwise disposed of.

6.5                               Forfeiture and Clawback of PSU Rights and Payments.  If the Participant breaches any noncompetition, confidentiality, nonsolicitation, noninterference, or nondisclosure agreement, or other agreement that may apply to the Participant, then, unless the Award Agreement or such other agreement otherwise provides:

(A)                               all unvested and vested PSU rights will terminate and be forfeited; and

(B)                               the Participant will be required to immediately repay all PSU payments previously made to such Participant.

Such forfeiture and clawback shall be in addition to any other right the Company may have with respect to any such violation or breach.  The Company may undertake any legal action to collect and recover the amount of any such required repayment.

6.6                               Dissolution.  Distributions will be permitted if the Plan is terminated within twelve (12) months of a corporate dissolution taxed under Internal Revenue Code Section 331, subject to any requirements of Internal Revenue Code Section 409A and regulations promulgated thereunder.

ARTICLE VII

CHANGE OF CONTROL PROVISIONS

7.1                               Impact of Change of Control Event.  Notwithstanding any other provision of the Plan to the contrary and unless otherwise specifically provided in an Award Agreement, in the event of a Change of Control of the Company, any Performance Goal or other condition with respect to any Performance Share Units shall be deemed to have been satisfied in full, and such Award shall be fully vested and distributable upon the date of the Change of Control of the Company, and shall be paid within ninety (90) days after such event.

ARTICLE VIII

PROVISIONS APPLICABLE TO UNITS ACQUIRED UNDER THIS PLAN

8.1                               No Company Obligation.  Except to the extent specifically required by applicable securities laws, none of the Company, an Affiliate or the Committee shall have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of common stock or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon, or in connection with receipt or the exercise or distribution of an Award.  The Company makes no representation or warranty as to the future value of the Performance Share Units awarded in accordance with the provisions of the Plan.

ARTICLE IX

MISCELLANEOUS

9.1                               Amendments and Termination.  The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant under an Award theretofore granted without the Participant’s consent.  Notwithstanding the immediately preceding sentence, an amendment may be made without a Participant’s consent to cause the Plan or an Award to comply with applicable law (including, but not limited to, any changes needed to avoid taxation of an Award as a “nonqualified deferred compensation plan” under Code Section 409A).  The Committee may amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board, and further subject to any approval or limitations the Board may impose.

9.2                               Unfunded Status of Plan.  It is intended that the Plan be an “unfunded” plan for incentive compensation.  The Company may create trusts or other arrangements to meet the obligations created under the Plan to deliver Performance Share Units or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan and all property held thereunder and income thereon shall remain solely the property and rights of the Company (without being restricted to satisfying the obligations created under the Plan) and shall be subject to the claims of the Company’s general creditors.  The Company’s obligations created under the Plan shall constitute a general, unsecured obligation, payable solely out of its general assets.

9.3                               Withholding.  Any payment to be made under this Plan or an Award Agreement shall be subject to the withholding of such amount therefrom as may be required to comply with any applicable federal, state or other law.  Participants shall bear all taxes on amounts due under the Plan or an Award Agreement to the extent no taxes or insufficient taxes are withheld, irrespective of whether withholding is required.

9.4                               Governing Law; Construction; Venue; Jury-Trial Waiver.  This Plan and any Award Agreement shall be governed by and construed and enforced in accordance with Utah law, excluding its choice-of-law principles, except where federal law may preempt the application of state law.  The Company and a Participant, by accepting an Award, mutually agree to (i) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Salt Lake County, Utah (or the county where the Company’s principal executive offices are located if different) for any action or proceeding relating to this Plan or an Award Agreement; (ii) waive any objection to such venue; (iii) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (iv) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.

9.5                               Nontransferability; Beneficiaries.  No Award shall be assignable or transferable by the Participant.  No Award shall be subject to the debts of a Participant or Beneficiary or subject to attachment or execution or process in any court action or proceeding unless otherwise provided in this Plan.  If a deceased Participant has named no Beneficiary, any Award held by the Participant at the time of death shall be transferred as provided in his or her will or by the laws of descent and distribution.

9.6                               No Effect on Employment Relationship.  Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship.  Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant or any guaranty of employment or continued employment.  The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract.  The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan.  There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant’s employment or service as existed prior to the individual becoming a Participant in this Plan.

9.7                               Indemnification.  Indemnification of members of the Committee and the Board with respect to any action taken or failure to act under the Plan or any Award Agreement shall be determined under the Company’s bylaws.  The foregoing rights of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

9.8                               Severability.  If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

9.9                               Successors and Assigns.  This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company.  All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

9.10                        Entire Agreement.  This Plan and the Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and the Award Agreement, the terms and conditions of this Plan shall control.

9.11                        Code Section 409A.  All payments to be provided under this Plan and the Award Agreements are intended to be exempt from or to comply with the provisions of Section 409A of the Code in order to avoid any additional tax arising pursuant thereto, and this Plan and the Award Agreements shall be administered and interpreted in a manner consistent with such intent.  Notwithstanding the preceding, no persons connected with this Plan or the Award Agreements in any capacity, including but not limited to the Company and its Affiliates, and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts payable under the Plan or the Award Agreements or that such tax treatment will apply to a Participant.

9.12                        Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

9.13                        Headings.  The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

IN WITNESS WHEREOF, this Plan has been executed this            day of June, 2011.

PH Holding LLC

By:

Title: